Exhibit 10.6.10
STATE OF NEW JERSEY
DEPARTMENT OF HUMAN SERVICES
DIVISION OF MEDICAL ASSISTANCE AND HEALTH SERVICES
AND
AMERIGROUP NEW JERSEY, INC.
AGREEMENT TO PROVIDE HMO SERVICES
In accordance with Article 7, section 7.11.2A and 7.11.2B of the contract between AMERIGROUP New Jersey, Inc. and the State of New Jersey, Department of Human Services, Division of Medical Assistance and Health Services (DMAHS), effective date October 1, 2000, all parties agree that the contract shall be amended, effective July 1, 2005, as follows:
1.	Article 4, “Provision of Health Care Services” Section 4.1.6(A)14 (new) shall be amended as reflected in Article 4, Section 4.1.6(A)14 attached hereto and incorporated herein.
2.	Appendix, Section C, “Capitation Rates” shall be revised as reflected in SFY 2005 Capitation Rates attached hereto and incorporated herein.

All other terms and conditions of the October 1, 2000 contract and subsequent amendments remain unchanged except as noted above.
The contracting parties indicate their agreement by their signatures.

	AMERIGROUP	State of New Jersey

	New Jersey, Inc.	Department of Human Services

By:	/s/ Norine Yukon	By:	/s/ Ann Clemency Kohler

Ann Clemency Kohler

TITLE:	President and CEO	TITLE:	Director, DMAHS

DATE:	April 28, 2005	DATE:	May 2, 2005

APPROVED AS TO FORM ONLY
Attorney General
State of New Jersey

BY:	/s/ Dianna Rosenheim
Deputy Attorney General

13.	Prescription drugs, excluding over-the-counter drugs Exception: See Article 8 regarding Protease Inhibitors and other antiretrovirals.

14.	Dental services — Limited to preventive dental services for children under the age of 12 years, including oral examinations, x-rays, oral prophylaxis, topical application of fluorides, and sealants. Exception — comprehensive orthodontia treatment services shall be provided, through completion of required services, for any enrollee under the age of 19 years whose orthodontia services were initiated while enrolled with the contractor as a Medicaid, NJ FamilyCare Plan A, B, or C enrollee. The contractor shall not be responsible for, orthodontia services to a Plan D enrollee under the age of 19 years old that were initiated while that individual was enrolled with another contractor. The enrollee must continue enrollment in the HMO where services were initiated until those services were completed or until the member loses Medicaid/NJ FamilyCare eligibility. Active treatment begins with the placement of the orthodontic appliances (banding). Cases that were authorized but not banded do not qualify for continuation of care.

15.	Podiatrist Services — Excludes routine hygienic care of the feet, including the treatment of corns and calluses, the trimming of nails, and other hygienic care such as cleaning or soaking feet, in the absence of a pathological condition

16.	Prosthetic appliances — Limited to the initial provision of .t prosthetic device that temporarily or permanently replaces all or part of an external body part lost or impaired as a result of disease, injury, or congenital defect. Repair and replacement services are covered when due to congenital growth.

17.	Private duty nursing — Only when authorized by the contractor

18.	Transportation Services — Limited to ambulance for medical emergency only

19.	Well child care including immunizations, lead screening and treatments

20.	Maternity and related newborn care

21.	Diabetic supplies and equipment
B.	Services Available To NJ FamilyCare Plan D Under Fee-For-Service. The following services are available to NJ FamilyCare Plan D enrollees under fee-for-service: